Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 West Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Announces Settlement of Litigation with Burlington

FORT WORTH, Texas, September 18, 2017 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced that the Trust entered into a compromise settlement agreement (the “Settlement Agreement”) with Burlington Resources Oil & Gas Company LP (“Burlington”), a wholly-owned subsidiary of ConocoPhillips, with respect to the lawsuit that the Trust filed against Burlington on July 31, 2014. The lawsuit was filed in the 1st Judicial District Court, Santa Fe County, New Mexico, and styled Compass Bank, in its Capacity as Trustee of the San Juan Basin Royalty Trust v. Burlington Resources Oil & Gas Company LP and BROG GP LLC, No. D-101-CV-2014-01765 (the “2014 Litigation”).

The Settlement Agreement provides that Burlington pay the Trust $7.5 million to resolve the 2014 Litigation and all disputed and/or unresolved audit exceptions asserted by the Trust for the audit years January 1, 2007 through December 31, 2016. The Trust received the $7.5 million on September 15, 2017. The settlement proceeds will be included in the September declaration of cash distribution payable October 16, 2017, to unit holders of record as of September 29, 2017.

The Settlement Agreement includes a mutual release of each party and its affiliates for any claims or damages arising out of or related to any acts, events or omissions occurring prior to January 1, 2017, including with respect to any claims asserted by the Office of Natural Resource Revenue (the “ONRR”) against Burlington and/or ConocoPhillips to pay additional royalties for production for periods prior to January 1, 2017. In June 2017, Burlington advised the Trust that the ONRR had asserted claims alleging that Burlington and ConocoPhillips underpaid royalties on gas production from certain federal leases based on the ONRR’s interpretation of regulatory rules. Burlington further advised the Trust that Burlington has received multiple orders from the ONRR directing Burlington to pay additional royalties for production covering the time period from January 2002 through December 2016. Burlington disputes that it has any liability related to the ONRR claims; however, it contends that if liability is found to exist, it would be entitled to recoup the Trust’s proportionate share of any additional royalties it might pay in accordance with any future judgment, settlement or other disposition of the ONRR claims. Pursuant to the Settlement Agreement, the Trust will be indemnified for any liability relating to the ONRR claims for periods prior to January 1, 2017 and Burlington has fully released the Trust from any such claims.

In connection with execution of the Settlement Agreement, Compass Bank issued the following statement:

“After carefully evaluating and assessing the evidence, risks, and costs of this case, we are pleased to announce this settlement agreement with Burlington. In addition to the $7.5 million paid under this settlement, the Trust has received payments from Burlington totaling over $1.6 million for audit exceptions raised by its auditors since the lawsuit was filed, bringing the total recovery obtained as a result of the lawsuit to over $9.1 million.

Furthermore, after conducting a preliminary review of the ONRR claims asserted against Burlington and ConocoPhillips, including consultation with legal counsel, Shayne Moses and Tim Howell of Moses, Palmer & Howell, L.L.P., and the Trust’s auditors at AMS-PAR, the Trust concluded that its potential liability for the period from January 2002 through December 2016 could be significant. Under the settlement, Burlington expressly retains (and indemnifies the Trust against) any liability for these ONRR claims for production relating to periods prior to January 1, 2017, which reduces an unknown – but potentially significant – future downside risk to our unit holders.

Finally, as our unit holders may be aware, Burlington sold all of its San Juan Basin assets to Hilcorp San Juan, L.P. (“Hilcorp”) effective as of January 1, 2017. The sale of such assets to Hilcorp closed on July 31, 2017. By settling the pending litigation and all other pending issues between the Trust and Burlington prior to January 1, 2017, the Trust believes that it now has a clean slate in transitioning to its new relationship with Hilcorp.”

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause the Trust’s actual results to be materially different than those expressed in the forward-looking statements. Such forward-looking statements may be or may concern, among other things, the outcome of litigation and pending claims, results of the Trust’s activities, business plans of the Trust, Compass Bank and BBVA, development activities and regulatory matters. These risks and uncertainties, as well as others, are discussed in more detail in the Trust’s documents filed with the Securities and Exchange Commission, including the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, the Trust’s quarterly reports on Form 10-Q, and the Trust’s Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Contact: San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com        e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553